EXHIBIT 21
REGISTRANT’S SUBSIDIARIES
PANERA BREAD COMPANY
LIST OF DIRECT SUBSIDIARIES
as of March 1, 2005

Entity Name	% Ownership	Jurisdiction of Organization

Panera, LLC	100	Delaware
Pumpernickel, Inc.	100	Delaware
PANERA BREAD COMPANY
LIST OF INDIRECT SUBSIDIARIES
as of March 1, 2005

Entity Name	Parent	% Ownership	Jurisdiction of Organization

Pumpernickel Associates, LLC	Panera, LLC	100	Delaware
Panera Enterprises, Inc.	Panera, LLC	100	Delaware
Asiago Bread, LLC	Panera, LLC	100	Delaware
Atlanta JV, LLC	Panera, LLC	100	Delaware
Artisan Bread, LLC	Panera, LLC	100	Delaware
Cap City Bread, LLC	Artisan Bread, LLC	100	Delaware